Exhibit 99.(r)(2)

CODE OF ETHICS

FOR

CELFIN CAPITAL SERVICIOS FINANCIEROS S.A.

Section I                                                Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by CELFIN CAPITAL SERVICIOS FINANCIEROS S.A. (the “Sub-adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”).  The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of The Chile Fund, Inc. or The Latin America Equity Fund, Inc. (individually, a “Fund” and collectively, the “Funds”), may abuse their fiduciary duty to a Fund, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that the managers, officers and employees of the Sub-adviser, who provide services to the Funds, owe a fiduciary duty to each Fund to conduct their personal securities transactions in a manner that does not interfere with that Fund’s transactions or otherwise take unfair advantage of their relationship with the Funds.  All managers, officers and employees of the Sub-adviser (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Funds.  Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Funds and their respective shareholders.  In sum, all Covered Personnel shall place the interests of the Funds before their own personal interests.

All Covered Personnel must read and retain this Code of Ethics.

Section II                                            Definitions

(A)  “Access Person” means any manager, officer or Advisory Person (as defined below) of the Sub-adviser.

(B)  An “Advisory Person” of the Sub-adviser means:  (i) any employee of the Sub-adviser, or any company in a Control (as defined below) relationship to the Sub-adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by a Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Sub-adviser, who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of any Covered Security by that Fund.

(C)  “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D)  “Compliance Officer” means the person who is responsible for acting as the chief compliance officer of the Sub-adviser.  The Compliance Officer is initially Alejandro Montero.

(E)  “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F)  “Covered Security” means a security as defined in Section 2(a)(36) of the Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Covered Security does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act.  References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G)  “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(H)  “Investment Personnel” of the Sub-adviser means:  (i) any employee of the Sub-adviser (or of any company in a Control relationship to the Sub-adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and (ii) any natural person who controls the Sub-adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by that Fund.

(I)  “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

(J)  “Security Held or to be Acquired” by a Fund means:  (i) any Covered Security which, within the most recent 15 days:  (A) is or has been held by a Fund; or (B) is being or has been considered by the Sub-adviser for purchase by a Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (J)(i).

Section III                                        Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by a Fund.  In addition, Covered Personnel may not use information concerning the investments or investment intentions of a Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of that Fund.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Fund.  In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a Fund, or any affiliated person of an investment adviser for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Fund to:

(i) employ any device, scheme or artifice to defraud the Fund;

(ii) make any untrue statement of a material fact to the Fund or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv) engage in any manipulative practice with respect to the Fund.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV                                       Prohibited Transactions

(A) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) a Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Sub-adviser or the adviser to a Fund has within the last 15 calendar days considered purchasing or selling the Covered Security for that Fund or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for that Fund.

(B) Investment Personnel of the Sub-adviser must obtain approval from the Sub-adviser before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.  Such approval must be obtained from the Compliance Officer, unless he is the person seeking such approval, in which case it must be obtained from a managing member of the Sub-adviser.

(C) No Access Person shall recommend any transaction in any Covered Securities by a Fund without having disclosed to the Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V                                           Reports by Access Persons

(A) Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports.  A form of such report, which is hereinafter called a “Personal Securities Holdings Report,” is attached as Schedule A.  Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be.  Each Personal Securities Holdings Report shall state the date it is being submitted.

(B) Quarterly Transaction Reports.

Within 10 days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership.  A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Schedule B.

A Quarterly Securities Transaction Report shall be in the form of Schedule B or such other form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C) Access Persons of the Sub-adviser.

An Access Person of the Sub-adviser need not make a Quarterly Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940, as amended.

(D) Brokerage Accounts and Statements.

Access Persons shall:

(1) within 10 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established.  This information shall be included on the appropriate Quarterly Securities Transaction Report;

(2) instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Compliance Officer; and

(3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(E) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(F) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V.  Any effort by the Sub-adviser and its affiliates to facilitate the reporting process does not change or alter that responsibility.  A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(G) Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Compliance Officer.

(H) Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI                                       Additional Prohibitions

(A) Confidentiality of a Fund’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by a Fund shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis.  It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the directors of the Funds.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of a Fund.  Similarly, no such outside business activities may be inconsistent with the interests of a Fund.  All directorships of public or private companies held by Access Persons shall be reported to the Compliance Officer.

(C) Gratuities.

Sub-adviser Personnel shall not, directly or indirectly, take, accept or receive gifts or other gratuities in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with a Fund.

Section VII                                   Annual Certification

(A) Access Persons.

Access Persons who are managers, officers or employees of the Sub-adviser shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it.  Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B) Board Review.

No less frequently than annually, the Sub-adviser must furnish to each Fund’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII                               Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Sub-adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code.  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by a Fund and the more advantageous price paid or received by the offending person.

Section IX                                       Administration and Construction

(A) The administration of this Code shall be the responsibility of the Compliance Officer.

(B) The duties of the Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Sub-adviser or of any company that controls the Sub-adviser, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this Code;

(4) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by a Fund known to the Sub-adviser;

(5) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Funds;

(7) Submission of a report to the board of directors of each Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B); and

(C) The Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the Sub-adviser the following records:

(1) A copy of all codes of ethics adopted by the Sub-adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Compliance Officer to the board of directors of each Fund for two (2) years from the end of the fiscal year of such Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing such reports;

(6) A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics initially was adopted by the Sub-adviser and approved by the Board of Directors of each Fund, including a majority of its “non-interested” directors, as that term is defined in the Act, at a meeting on August 12, 2003.

SCHEDULE A

PERSONAL SECURITIES HOLDINGS REPORT

(1)                                  I have read and understand the Code of Ethics of CELFIN CAPITAL SERVICIOS FINANCIEROS S.A. (the “Code”), recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.  Furthermore, if during the past calendar year I was subject to the Code, I certify that I complied in all respects with the requirement of the Code as in effect during that year.  Without limiting the generality of the foregoing, I certify that I have identified all new securities accounts established during each calendar quarter.

(2)                                  I also certify that the following securities brokerage and commodity trading accounts are the only brokerage or commodity accounts in which I trade or hold Covered Securities in which I have a direct or indirect Beneficial Ownership interest, as such terms are defined by the Code, and that I have requested that the firms at which such accounts are maintained send duplicate account statements to the Compliance Officer.

Title of Covered Security	Number of Shares	Principal Amount	Broker, Dealer or Bank	Date Opened

Date of Report:	Print Name:

Date Submitted:	Signature:

SCHEDULE B

QUARTERLY SECURITIES TRANSACTION REPORT

The following lists all transactions in Covered Securities, in which I had any direct or indirect Beneficial Ownership interest, that were effected during the last calendar quarter and required to be reported by Section V (A) of the Code.  (If no such transactions took place write “NONE”.)  Please sign and date this report and return it to the Compliance Officer no later than the 10th day of the month following the end of the quarter.  Use reverse side if additional space if needed.

PURCHASES AND ACQUISITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Unit Price	Total Price	Broker, Dealer, or Bank

SALES AND OTHER DISPOSITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Unit Price	Total Price	Broker, Dealer, or Bank

NEW ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker, Dealer or Bank	Name of Account and Account Number	Date Established

Dated of Report:	Name (please print):

Date Submitted:	Signature: